Exhibit 99.1

Chemomab Therapeutics Announces First Quarter 2023 Financial Results and Provides a Corporate Update

─Reported Top-line Results from CM-101 Phase 2 Liver Fibrosis Trial in NASH Patients
Demonstrating Safety and Positive Activity Across Multiple Fibrotic and Inflammatory Biomarkers─

─Received FDA Clearance for CM-101 Systemic Sclerosis IND—Phase 2 Trial Expected
to Open Mid-year─

─Advancing Phase 2 PSC Trial and Enrolling Patients in Higher Dose Cohort ─

─Extending Estimated Cash Runway Through First Half of 2024─

 ─Company to Host Conference Call for Investors Today, May 11 at 8:00 am ET ─

TEL AVIV, Israel, May 11, 2023 -- Chemomab Therapeutics, Ltd. (Nasdaq: CMMB), (Chemomab), a clinical-stage biotechnology company focused on the discovery and development of innovative therapeutics for fibro-inflammatory diseases with high unmet need, today announced financial and operating results for the first quarter ended March 31, 2023, and provided a corporate update.

“I am pleased to report that we have continued to make good progress on multiple fronts since our last quarterly update,” said Dale Pfost, PhD, Chief Executive Officer of Chemomab. “In January we reported encouraging top-line results from our CM-101 Phase 2 liver fibrosis trial in nonalcoholic steatohepatitis (NASH) patients. In this study CM-101 appeared safe and demonstrated improvement across multiple disease-related fibrotic and inflammatory biomarkers. In our view, these data have been generally well-received by opinion leaders and potential partners. Importantly, these results also are consistent with the encouraging biomarker changes that were observed in two earlier CM-101 clinical trials and reinforce our optimism about CM-101’s potential as a treatment for fibro-inflammatory diseases.”

Dr. Pfost continued, “We continue to make good progress in advancing our CM-101 Phase 2 clinical program in primary sclerosing cholangitis (PSC). We have opened additional clinical sites, added an open label extension and enhanced our patient outreach activities, supporting our goal of reporting top-line data in the second half of next year.”

“Turning to systemic sclerosis (SSc), earlier this year we reported that our Investigational New Drug (IND) submission for our CM-101 Phase 2 trial was cleared by the FDA. We have been working diligently to prepare for the start of this proof-of-concept trial and we are on track to open our initial U.S. sites around mid-year. We expect to report data from this trial in the latter part of 2024. We also are supporting our clinical programs with an active schedule of scientific presentations at major medical meetings in the U.S. and Europe, and we anticipate several scientific publications in respected journals going forward. These activities aim to build knowledge about, and interest in, our unique approach to fibro-inflammatory diseases among researchers and opinion leaders.”

“Since our last call, we have also added two exceptional senior executives—our Chief Medical Officer, Dr. Matt Frankel, and our Vice President of Corporate Development and Strategy, Dr. Mitch Jones. Matt brings us a wealth of global clinical and medical affairs experience, along with his track record in helping to bring numerous drugs to market. Mitch is an MD/PhD with a rich combination of science and business skills that make him uniquely well qualified to lead the corporate development function at Chemomab.”

“I am also pleased to announce that today we are extending our estimated cash runway by another quarter through the first half of 2024,” said Dr. Pfost. “We accomplished this extension while maintaining the resources needed to advance our two clinical programs towards our expected data read-outs in the second half of 2024. In conclusion, we believe that CM-101 has the potential to make a difference in deadly diseases with few current treatment options and we are committed to staying laser-focused on assessing its potential.”

Clinical Update

Reported Top-line Results from CM-101 Phase 2 Liver Fibrosis Trial in NASH Patients
Top-line results were reported in January demonstrating that CM-101 met its primary endpoint of safety and tolerability and showed positive activity across multiple liver fibrosis biomarkers and physiologic assessments. These results provide insights supporting the overall CM-101 clinical development program as well as pharmacokinetic and tolerability data needed to inform next steps in the development of the current subcutaneous formulation of CM-101.

Advanced Phase 2 Trial in PSC Patients
Late last year, the independent Drug Monitoring Committee for the PSC trial reviewed CM-101 safety data and cleared the addition of a planned higher dose arm to the trial. In recent months Chemomab has opened additional clinical trial sites and implemented a protocol amendment adding the higher dose cohort and an open label extension. Currently Chemomab believes it is on track to report top-line data from the double-blind portion of this trial in the second half of 2024.

Received FDA IND Clearance for CM-101 Phase 2 Trial in SSc Patients
Following the recent IND clearance, Chemomab is finalizing plans to open the Phase 2 SSc trial to patient enrollment by mid-year. The study will be conducted at multiple sites in the U.S., Europe and Israel. It aims to confirm the critical role of CCL24 in SSc and to establish biological and clinical proof-of-concept for CM-101 in patients with SSc. The study is designed to generate additional information about disease mechanisms and to enable more informed decisions about future patient stratification strategies and the selection of endpoints for registrational studies. An initial data read-out is planned for the second half of 2024.

First Quarter 2023 Financial Highlights

◾	Cash Position: Cash, cash equivalents and short-term bank deposits were $32.8 million as of March 31, 2023, compared to $39.9 million at December 31, 2022.

◾
Research and Development (R&D) Expenses: R&D expenses were $6.9 million for the quarter ended March 31, 2023, compared to $2.7 million for the same quarter in 2022. The increase was primarily due to increased clinical and preclinical activities.

◾	General and Administrative (G&A) Expenses: G&A expenses were $2.2 million for the quarter ended March 31, 2023, compared to $2.6 million for the same quarter in 2022.

◾
Net Loss: Net loss was $8.8 million, or a net loss of approximately $0.04 per basic and diluted ordinary share for the first quarter of 2023, compared to $5.1 million, or a net loss of approximately $0.02 per basic and diluted ordinary share for the quarter ended March 31, 2022. The weighted average number of ordinary shares outstanding, basic and diluted, was 220,996,240  (equal to approximately 11 million ADSs) for the quarter ended March 31, 2023.

For further details on the company's financial results for the quarter ended March 31, 2023, please refer to the company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission today.

Conference Call and Webcast
Chemomab management will host a conference call for investors today, Thursday, May 11, 2023, beginning at 8:00 a.m. Eastern Time to discuss these results and answer questions.

Click this Webcast link to access the live webcast or replay. The live webcast and replay can also be accessed at the News & Events section of the Investors page on the Chemomab website at investors.chemomab.com/events.

To access the conference call via telephone, shareholders and other interested parties can dial +1 (877) 407-9208 (in the U.S.) or +1 (201) 493-6784 (outside the U.S., including Israel) and enter passcode 3735393. Please call 5-10 minutes before the scheduled start time, enter the conference passcode and ask the operator for the Chemomab conference call.

Or click on Call meTM starting 15 minutes before the scheduled start time for instant telephone access without having to wait for an operator.

A replay of the call will be available on Chemomab’s website for 90 days at www.chemomab.com.

About Chemomab Therapeutics
Chemomab is a clinical stage biotechnology company discovering and developing innovative therapeutics for fibro-inflammatory diseases with high unmet need. Based on the unique and pivotal role of the chemokine CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to neutralize CCL24 activity. In preclinical and clinical studies to date, CM-101 appears safe, with the potential to treat multiple severe and life-threatening fibro-inflammatory diseases. Encouraging results from a Phase 2 biomarker study in NASH patients and an investigator study in patients with severe lung injury were recently reported. A Phase 2 trial in primary sclerosing cholangitis patients is ongoing and a Phase 2 systemic sclerosis trial is expected to begin around midyear. For more information on Chemomab, visit chemomab.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the clinical development pathway for CM-101; the future operations of Chemomab and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones; the nature, strategy and focus of Chemomab; the development and commercial potential and potential benefits of any product candidates of Chemomab; and that the product candidates have the potential to address high unmet needs of patients with serious fibrosis-related diseases and conditions. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Chemomab’s current expectations. Forward-looking statements involve risks and uncertainties. Because such statements deal with future events and are based on Chemomab’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Chemomab could differ materially from those described in or implied by the statements in this presentation, including those found under the caption “Risk Factors” and elsewhere in Chemomab’s filings and reports with the SEC. Chemomab expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Chemomab’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based, except as required by law.

Contacts:

Media & Investors:
Chemomab Therapeutics:
Barbara Lindheim
Consulting Vice President
Investor & Public Relations,
Strategic Communications
Phone: +1 917-355-9234
barbara.lindheim@chemomab.com

Investor Relations:
Irina Koffler
LifeSci Advisors, LLC
Phone: +1 917-734-7387
ir@chemomab.com

Condensed Consolidated Balance Sheets

In USD thousands (except for share amounts)

	March 31,	December 31,
	2023	2022
	Unaudited	Audited
Assets

Current assets
Cash and cash equivalents	20,765	13,519
Short term bank deposits	11,941	26,374
Restricted cash	77	77
Other receivables and prepaid expenses	995	1,766

Total current assets	33,778	41,736

Non-current assets
Long term prepaid expenses	690	733
Property and equipment, net	352	367
Operating lease right-of-use assets	193	227

Total non-current assets	1,235	1,327

Total assets	35,013	43,063

Current liabilities
Trade payables	2,217	1,688
Accrued expenses	3,164	3,378
Employee and related expenses	1,501	1,560
Operating lease liabilities	115	123

Total current liabilities	6,997	6,749

Non-current liabilities
Operating lease liabilities - long term	62	91

Total non-current liabilities	62	91

Commitments and contingent liabilities

Total liabilities	7,059	6,840

Shareholders' equity

Ordinary shares no par value - Authorized: 650,000,000 shares as of March 31, 2023 and December 31, 2022;	-	-

Issued and outstanding: 232,636,700 Ordinary shares as of March 31, 2023 and December 31, 2022;	-	-

Treasury share at cost (11,640,460 Ordinary shares as of March 31, 2023 and December 31, 2022)	(1,218)	(1,218)
Additional paid in capital	101,744	101,260
Accumulated deficit	(72,572)	(63,819)

Total shareholders’ equity	27,954	36,223
Total liabilities and shareholders’ equity	35,013	43,063

Condensed Consolidated Interim Statements of Operations (Unaudited)

In USD thousands (except for share and per share amounts)

	Three months	Three months
	Ended	Ended
	March 31,	March 31,
	2023	2022
Operating expenses

Research and development	6,887	2,745

General and administrative	2,162	2,575

Total operating expenses	9,049	5,320

Financing income, net	(317)	(216)

Loss before taxes	8,732	5,104

Taxes on income	21	-

Net loss for the year	8,753	5,104

Basic and diluted loss per Ordinary Share (*)	0.04	0.02

Weighted average number of Ordinary Shares outstanding, basic, and diluted (*)	220,996,240	228,090,300

(*) 20 Ordinary Shares are equal to 1 American Depositary Share (ADS)